UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 4, 2008

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84111
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On September 4, 2008 Caspian Services, Inc. (the “Company”) closed a Facility agreement, dated September 3, 2008, between Caspian Services, Inc. and Great Circle Energy Services LLC (the “Agreement”), pursuant to which Great Circle Energy Services LLC (“Great Circle”) will loan US$ 15 million to the Company. On September 4, 2008 the Company submitted a request to draw down US$ 7.5 million. It is anticipated that the balance of the loan facility will be drawn down within 30 days of the date of the Agreement. Following is certain information regarding the terms of the Agreement and the loan:

•	the loan bears interest at a rate of 13.0% per annum;
•	accrued interest on the loan will be capitalized at the end of each twelve month interest period and all accrued and capitalized interest is due at the time the loan is repaid;
•	the Company may not prepay the loan in whole or in part without Great Circle’s consent;
•	the term of the loan is 39 months, unless the loan is earlier converted to shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) by Great Circle;
•	Great Circle may, at any time during the term of the Agreement, convert all or any portion of the outstanding loan amount, including interest, to Company Common Stock at a price of $2.30 per share;
•

the Agreement contains financial covenants that require the Company to: (i) maintain a maximum ratio of net debt to equity; (ii) limit total liabilities of the Company in relation to total stockholders’ equity; and (iii) maintain a certain level of cash available to service its debts;

•

other than grants of Common Stock to employees under employment agreements or pursuant to stockholder approved equity incentive plans, the Company may not sell shares of its Common Stock below the $2.30 conversion price during the term of the Agreement without Great Circle’s approval;

•	the Agreement limits awards, grants and issuances of Common Stock and derivative securities;
•	the Agreement requires the Company to use its best efforts to cause a representative designated by Great Circle to be appointed to the Company’s board of directors at the earliest opportunity; and
•	the Agreement contains other customary affirmative and negative covenants, as well as customary events of default.

The loan constitutes a direct, unsubordinated and unsecured, interest bearing obligation of the Company.

The number of shares of Common Stock to be issued upon the exercise of a conversion right will be determined by dividing the amount of the loan, including interest, being converted by $2.30 per share. Shares of Common Stock issued upon conversion of the loan will rank pari passu in all respects with other Common Stock in issue on the date of conversion. The shares of Common Stock issuable upon conversion of the loan have not been registered pursuant to the Securities Act of 1933, as amended, (the “Securities Act”).

Pursuant to a Registration Rights Agreement, dated September 3, 2008, between Caspian Services, Inc. and Great Circle Energy Services LLC (the “Registration Rights Agreement”), the Company granted Great Circle registration rights for the Common Stock issued upon conversion of the loan.

The Company anticipates that the issuance of Common Stock pursuant to the conversion right of Great Circle will be in accordance with Regulation 4(2) under the Securities Act and in compliance with other applicable laws and regulations. The net proceeds from the offering, after deducting estimated offering expenses and fees payable by the Company, will be used to fund marine base development and for general corporate purposes.

The descriptions of the Facility agreement and the Registration Rights Agreement in this Current Report are only summaries of those documents and are qualified in their entirety by reference to the terms of the Facility agreement and the Registration Rights Agreement, copies of which are attached as exhibits to this Current Report.

Other than in respect of the Facility agreement and transactions contemplated thereby neither the Company, nor any of its affiliates has a material relationship with Great Circle.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events

On September 8, 2008 the Company issued a press release announcing the private placement of a convertible loan in the amount of US$ 15 million. A copy of the press release is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 4.1	Form of Convertible Note

Exhibit 10.1	Facility agreement, dated September 3, 2008, between Caspian Services, Inc. and Great Circle Energy Services LLC.

Exhibit 10.2	Registration Rights Agreement by and between Caspian Services, Inc. and Great Circle Energy Services LLC, Dated as of September 3, 2008

Exhibit 99.1	Press Release of Caspian Services, Inc., dated September 8, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: September 8, 2008	By:	/s/ Laird Garrard
Laird Garrard, Chief Executive Officer

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